Exhibit 23-2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Paychex, Inc. Non-Qualified Stock Option Agreement of Paychex, Inc. of our reports dated July 8, 2005, with respect to the consolidated financial statements and schedule of Paychex, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2005, Paychex, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Paychex, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
November 7, 2005
Cleveland, Ohio